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                                                                     Exhibit 2.0


The Share Purchase Agreement dated December 20, 2000 between the Shareholders of Cobratech Industries Inc,. and Unique Bagel Co., Inc. contains the following schedules:

Schedule              Description
---------             -----------

A                     Listing of Vendors

B                     Listing of Other Shareholders

1.1 (k)               Intellectual Property

1.1 (q)               Encumbrances -- none

1.1 (v)               Subsidiaries

3.1 (i)               Business Arrangements of the Company

3.1 (l)               Copy of Memorandum and Articles of Cobratech Industries
                      Inc.

3.1 (m)               List of Officers and Directors of  Cobratech Industries
                      Inc.

3.2 (a) Consolidated Financial statements of Cobratech Industries Inc. at October 15, 2000

3.4 (a)               List of Material Agreements of Cobratech Industries Inc.

3.5 (g)               List of Laid Off Employees -- none

4.2 (a)               Financial Statement of Unique Bagel Co., at September 30,
                      2000

5.1 (h)               Form of Share Purchase Agreement for Other Shareholders

                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference December 20, 2000.

AMONG

               Those Persons Listed in Schedule A

               (collectively the "Vendors" and individually by their full names)

AND:

               COBRATECH INDUSTRIES INC., a British Columbia company with an office at 1116 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2

               (the "Company")

AND:

               UNIQUE BAGEL CO., INC., a Delaware corporation with an office in care of 45 Glen Echo, Unit A, Dove Canyon, California, USA 92679

               (the "Purchaser")

WHEREAS:

A. The Vendors are the registered holders and beneficial owners of those number of issued and outstanding shares of the Company set forth beside their respective names in Schedule A.

B. Schedule B set forth the names of those Persons who are the registered holders and beneficial owners of all of the issued and outstanding shares of the Company not owned by the Vendors (the "Other Shareholders") and the number of shares of the Company registered in the name of and beneficially owned by each of such Persons.

C. The Vendors wish to sell, and the Purchaser wishes to purchase, the Vendors' Shares.

D. The Purchaser wishes to purchase and the Vendors and the Company will use their best efforts to cause the Other Shareholders to sell the Other Shareholders' Shares to the Purchaser.

IN CONSIDERATION of the covenants and agreements in this Agreement, the parties agree as follows:

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1. INTERPRETATION

1.1      DEFINITIONS

In this Agreement:

          (a) "AGREEMENT" means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

          (b) "ANCILLARY AGREEMENTS" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

          (c) "APPLICABLE LAWS" in respect of any Person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event;

          (d) "BUSINESS" means the marketing and selling of e-security, e-business and e-financial products and services in Asia and the provision of consulting services related thereto;

          (e) "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in British Columbia. The Business Day will end at 4:30 p.m. PST on that day;

          (f)  "CLOSING" has the meaning given to it in Section 2.1;

          (g)  "CLOSING DATE" has the meaning given to it in Section 7.1;

          (h)  "COMPANY" has the meaning given to it in Recital A;

          (i) "GAAP" means generally accepted accounting principles in effect in the United States of America as indicated;

          (j) "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

          (k) "INTELLECTUAL PROPERTY" means, collectively, all right, title, and interest of the Company in and to all copyrights, moral rights, patents, trade-marks, trade names, business names, know-how, licenses, trade secrets or confidential information, industrial designs, integrated circuit topographies, plant breeder's rights and other industrial or intellectual property, whether registered or unregistered, including all improvements, modifications or enhancements thereto, owned by, licensed to, or used by, the Company in connection with the Business all as more particularly described in Schedule 1.1(k);

          (l) "INTERIM PERIOD" means the period between the date of this Agreement and the Closing Date;

          (m) "LIEN" means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind (and including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements);

          (n) "NOTICE" means any notice citation, directive, order, claim litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

          (o)  "OTHER SHAREHOLDERS" has the meaning given to it in Recital B;

          (p) "OTHER SHAREHOLDERS' SHARES" means the Shares of the Other Shareholders described in Recital B;

          (q) "PERMITTED ENCUMBRANCES" means, with respect to the Business, the Liens described in Schedule 1.1(q);

          (r) "PERSON" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

          (s) "SEC" means the Securities and Exchange Commission of the United States;

          (t)  "SECURITIES ACT" means the United States Securities Act of 1933.

          (u) "SHARES" means the common shares without par value in the capital of the Company;

          (v) "SUBSIDIARIES" means the corporations listed in Schedule 1.1(v) and "SUBSIDIARY" means any one of them;

          (w) "TAX" or "TAXES" includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, stumpage, countervail, net

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               worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges;

          (x)  "TIME OF CLOSING" means 10:00 a.m. on the Closing Date;

          (y) "VENDORS' SHARES" means the Shares owned by the Vendors as more particularly described in Recital A;

          (z) "WRITTEN" includes printed, typewritten, faxed or otherwise capable of being visibly reproduced at the point of reception and "IN WRITING" has a corresponding meaning.

1.2       SECTION REFERENCES

Unless otherwise specified, references in this Agreement to "Sections" and "Schedules" are to Sections of, and Schedules to, this Agreement.

1.3       STATUTORY REFERENCES

Unless otherwise specified, each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time.

1.4       NUMBER AND GENDER

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5       TIME OF DAY

Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.6       USE OF THE WORD "INCLUDING"

The word "INCLUDING" when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word "including" or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.7       CURRENCY

All references to amounts of money mean lawful currency of the United States of America.

1.8       ACCOUNTING TERMS

An accounting term which is not otherwise defined has the meaning assigned to it, and all accounting matters will be determined, in accordance with GAAP, consistently applied.

1.9       GOVERNING LAW

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia which will be deemed to be the proper law of this Agreement.

1.10      SEVERABILITY

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

          (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

          (b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

          (c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

          (d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 1.8, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

1.11      TIME OF ESSENCE

Time is of the essence of this Agreement.

2.        PURCHASE AND SALE

2.1       PURCHASE AND SALE COVENANT

On the basis of the warranties, representations and covenants of the Vendors in this Agreement and subject to the fulfilment of any condition that has not been waived by the party entitled to the benefit thereof, the Purchaser will purchase from the Vendors and the Other Shareholders and the Vendors will sell the Vendors' Shares and will use their best efforts to cause the Other

Shareholders to sell the Other Shareholders' Shares to the Purchaser at the closing herein provided for on the terms and conditions herein set forth.

2.2       PURCHASE PRICE

In consideration for the Vendors' Shares and the Other Shareholders' Shares being purchased hereunder the Purchaser will issue to each of the Vendors and each of the Other Shareholders on the Closing Date the number of shares of common stock in the capital of the Purchaser (the "Purchaser Shares") set forth beside their respective names in Schedules A and B.

3.        VENDORS' REPRESENTATIONS AND WARRANTIES

3.1       CORPORATE AND SHARE REPRESENTATIONS

The Vendors represent and warrant that:

          (a) INCORPORATION. The Company is a corporation duly incorporated, organized and existing under the Company Act (British Columbia), is not a reporting company, and is a valid and subsisting company in good standing with respect to filing of annual reports with the Registrar of Companies of British Columbia. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing in the jurisdiction of its incorporation;

          (b) CARRYING ON BUSINESS. The Company carries on business in British Columbia and through a Subsidiary, in Japan and Hong Kong, and does not carry on business in any other province or territory of Canada or any other country;

          (c) AUTHORIZED CAPITAL. The authorized capital of the Company is 200,000,000 Shares of which there are issued and outstanding as fully paid and non-assessable 11,413,700 Shares;

          (d) OWNERSHIP. The facts and information contained in the recitals to this Agreement are true in every respect. All of the shares of the Subsidiaries except as noted in Schedule 1.1(v) are owned by the Company free and clear of all Liens.

          (e) VALID ISSUANCE. The Vendors' Shares and the Other Shareholders' Shares are validly issued and outstanding as fully paid and non-assessable in the capital of the Company and have been issued in compliance with all Applicable Laws;

          (f) LIENS. The Vendors' Shares are free and clear of all Liens other than those restrictions on transfer contained in the articles of the Company;

          (g) AUTHORITY. The Vendors have good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to implement this Agreement and, in particular, to transfer to the Purchaser the legal title and beneficial ownership of the Vendors' Shares free and clear of all Liens other than those restrictions on transfer contained in the articles of the Company;

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          (h)  NO OPTIONS, ETC. No Person, other than the Purchaser, has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase the Vendors' Shares or to require the Company or any Subsidiary to issue any share in its capital and no triggering event has occurred under the Family Relations Act (British Columbia) which gives a Person any right to the Vendors' Shares of that Vendor;

          (i) OTHER INVESTMENTS. The Company does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person except the Subsidiaries, and the Company and the Subsidiaries have no agreement to acquire, lease, or amalgamate with any other business operations except that the Company has agreed to enter into a joint venture with E-Financial Depot.com Inc. or as described in Schedule 3.1(i);

          (j) BUSINESS OF THE COMPANY. The Business is the only material business operation carried on by the Company and the Subsidiaries at present and the Company and the Subsidiaries have sufficient assets and properties to carry on the Business as is presently conducted;

          (k) CORPORATE POWERS. The Company and the Subsidiaries have the power to own the properties owned by them and to carry on the businesses carried on by them and they are duly qualified to carry on business in British Columbia and every other jurisdiction in which Business is being carried on;

          (l) CHARTER DOCUMENTS. Schedule 3.1(l) is a true, correct and complete copy of the Company's memorandum and articles currently in effect;

          (m) DIRECTORS AND OFFICERS. The directors and officers of the Company and each Subsidiary together with their respective positions are as set out in Schedule 3.1(m).

3.2       FINANCIAL AND TAX REPRESENTATIONS

The Vendors and the Company represent and warrant that:

          (a) the audited consolidated financial statements of the Company for the fiscal period ending October 15, 2000 attached to this Agreement as Schedule 3.2(a) were prepared by the Company in accordance with GAAP applied on a basis consistent with prior years, are correct and accurate in every particular and present fairly the financial condition and position of the Company as at October 15, 2000 and the results of its operations for the period from January 1, 2000 to October 15, 2000;

          (b) there are no liabilities, contingent or otherwise, known or unknown, of the Company or any Subsidiary which are not disclosed or reflected in Schedule 3.2(a) except those incurred in the ordinary course of the Business after the date of this Agreement and bridge financing to the Company in the amount of $610,000.00 and there have been no payments after the date of this Agreement of a liability of the Company or any Subsidiary except in the ordinary course of business;

          (c) since October 15, 2000 there has been no material adverse change in the financial position or condition of the Company or any Subsidiary except that the Company has borrowed by way of bridge financing the sum of $610,0000.00 and no damage, loss, or destruction materially affecting the business or property of the Company or any Subsidiary or its right or capacity to carry on business;

          (d) neither the Company nor any Subsidiary has guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person;

          (e) all tax returns and reports of each of the Company and Subsidiary required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all taxes and other government charges have been paid or accrued in the financial statements attached hereto as Schedule 3.2(a);

          (f) under the provisions of the Income Tax Acts of Canada and British Columbia, the Company has been, since its incorporation, and is now a Canadian-controlled private corporation;

          (g) adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by the Company or any Subsidiary; and

          (h) the Vendors, the Company and its directors, officers and employees are not aware of any contingent tax liabilities of the Company or any Subsidiary or any grounds which will prompt reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

3.3       ASSET REPRESENTATIONS

The Vendors and the Company represent and warrants that:

          (a) TITLE. Except for the Permitted Encumbrances, the Company or the Subsidiaries have good and marketable title or leasehold rights to and possession of all assets used by the Company or the Subsidiaries in carrying out the Business free and clear of all Liens;

          (b) EQUIPMENT. The equipment and machinery used by the Company or the Subsidiaries in the Business constitutes all of the equipment and machinery used by the Company or the Subsidiaries in the Business and are in normal operating condition and in a state of reasonable maintenance and good repair; and

          (c) INTELLECTUAL PROPERTY. The Company owns, licenses or uses the Intellectual Property and neither the Company nor the Vendors are aware of any infringement of the Intellectual Property of the Company and are not aware of any infringement by the Company of any intellectual property of any other Person.

3.4       CONTRACTUAL REPRESENTATIONS

The Vendors and the Company represent and warrant that:

          (a) CONTRACTS. Except as set forth in Schedule 3.4(a), neither the Company nor the Subsidiaries have any contracts, agreements, leases, licenses, pension plans, profit sharing plans, bonus plans, undertakings or arrangements either oral, written or implied with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to the Company and the Subsidiaries or which cannot be terminated on less than one month's notice or which require any payments on termination and the Company and the Subsidiaries have complied with the terms and conditions of all agreements to which it is a party and the Vendors are not aware of any defaults by the Company, the Subsidiaries or any other party to any such agreement;

          (b) LITIGATION. There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best knowledge of the Vendors, threatened against or affecting the Company or the Subsidiaries at law or at equity;

          (c) COMPLIANCE WITH LAWS. The Company and the Subsidiaries are not in breach of Applicable Laws to which it is subject or which apply to it;

          (d) INDEBTEDNESS BY VENDORS. Neither the Vendors nor any officer, director, employee or shareholder of the Company or the Subsidiaries are now indebted or under obligation to the Company or the Subsidiaries on any account whatsoever except as disclosed in Schedule 3.2(a);

          (e) INDEBTEDNESS TO VENDORS. The Company and the Subsidiaries are not indebted or under any obligation to the Vendors except as disclosed in Schedule 3.2(a) and the sum of $90,0000.00 to each of John Anderson, Stephen Koltai and Bill Calsbeck; and

          (f) CANADIAN RESIDENT. The Vendors are residents of Canada for all purposes of the Income Tax Act of Canada.

3.5       EMPLOYEE REPRESENTATIONS

The Vendors and the Company represent and warrant that:

          (a) there are no employee benefit, pension or other similar plans affecting or paid for by the Company or the Subsidiaries;

          (b)  the Company and the Subsidiaries have 14 employees;

          (c) the Company is not a party to any collective agreement with any trade union or other association of employees and no attempt has been, or is being, made to organize or certify the employees of the Company as a bargaining unit;

          (d) the Company has not been certified by the Labour Relations Board, or its predecessor, and the Company has not voluntarily recognized any trade union or any other employee association as bargaining agent for its employees;

          (e) the Company is not a successor to any other legal entity in respect of any collective agreement or proceeding under the Labour Relations Code (British Columbia) or predecessor enactments;

          (f) no employees are on long term or short term disability or any leave of absence and no employees are off work and in receipt of workers' compensation benefits as of the date hereof;

          (g)  no employees are laid off except those employees listed in
               Schedule 3.5(g); and

the consummation of the transactions contemplated by this Agreement will not constitute an event under any Employee Plan or individual agreement with a present or former employee that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee.

3.6       GENERAL VENDOR REPRESENTATIONS

The Vendors and the Company represent and warrant that:

          (a) NO CONFLICT. The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under the memorandum or articles of the Company or any indenture, mortgage, deed of trust, agreement, licenses, lease, franchise, certificate, or other instrument to which the Company, the Vendors or any Subsidiary are a party or are bound;

          (b) FULL DISCLOSURE. None of the Vendors' nor the Company's representations, warranties or statements contained in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make any such representations, warranties or statements not misleading and all information relating to the Company or the Subsidiaries which is known or would, on reasonable enquiry, be known to the Vendors or the Company and which may be material to a purchase for value of the Vendors' Shares has been disclosed in writing to the Purchaser and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Purchaser;

          (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by each of the Vendors and the Company and is a legal, valid and binding obligation of each Vendor and the Company, enforceable against the Vendors and the Company by the Purchaser in accordance with its terms.

3.7       CERTIFICATES

All certificates of each Vendor or the Company delivered to the Purchaser and its representatives pursuant to this Agreement, and the information contained in each, will be deemed to be part of the representations and warranties of the Vendors, contained in this Section 3.

4.        PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1       PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants that:

          (a) INCORPORATION. The Purchaser is a corporation duly incorporated, organized and existing under the laws of the State of Delaware and is a valid and subsisting company in good standing in all respects under the laws of the State of Delaware;

          (b) AUTHORIZED CAPITAL. The authorized capital of the Purchaser is 40,000,000 shares of common stock with a par value of $.0001 per share and upon completion of this transaction, there will be validly issued and outstanding as fully paid and non-assessable not greater than 16,500,000 shares of common stock.

          (c) AUTHORITY. The Purchaser has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to implement and perform its obligations under this Agreement and, in particular, to issue to and provide the Vendors and the Other Shareholders with the legal title and beneficial ownership of the Purchaser Shares free and clear of all Liens other than those restrictions on transfer set forth under Rule 144 of the Rules and Regulations of the SEC of the United States or such other Applicable Laws;

          (d) OTHER INVESTMENTS. The Purchaser does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person, and the Purchaser has no agreement to acquire, lease, or amalgamate with any other business operations;

          (e) DIRECTORS AND OFFICERS. The directors and officers of the Purchaser together with their position are as follows:

               (1)  Director and President:      Renee Paulsenbarg

4.2       FINANCIAL REPRESENTATIONS

The Purchaser represents and warrants that:

          (a) FINANCIAL STATEMENT. The audited consolidated financial statements of the Purchaser for the fiscal period ending September 30, 2000 attached to this Agreement as Schedule 4.2(a) were prepared by the Purchaser in accordance with GAAP applied on a basis consistent with prior years, are correct and accurate in every particular and present fairly the financial condition and position of the Purchaser as at September 30, 2000 and the results of its operations for the period from January 1, 2000 to September 30, 2000;

          (b) LIABILITIES. There are no liabilities or material adverse changes in the affairs, contingent or otherwise, known or unknown, of the Purchaser which are not disclosed or reflected in Schedule 4.2(a) and except those incurred in the ordinary course of its business since September 30, 2000;

          (c) MATERIAL CHANGE. Since September 30, 2000, there has been no material adverse change in the financial position of the Purchaser and no damage loss, or destruction materially affecting the business of the Purchaser or its right or capacity to carry; and

          (d) ASSETS. The Purchaser does not own or lease any assets or properties.

4.3       CONTRACTUAL REPRESENTATIONS

The Purchaser represents and warrants that:

          (a) CONTRACTS. The Purchaser does not have any contracts, agreements, leases, licenses, pension plans, profit sharing plans, bonus plans, undertakings or arrangements either oral, written or implied with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to the Purchaser or which cannot be terminated on less than one month's notice or which require any payment by the Purchaser on termination and the Purchaser has complied with the terms and conditions of all agreements to which it is a party and is not aware of any defaults by the Purchaser or the other party to any such agreement;

          (b) LITIGATION. There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser at law or at equity;

          (c) COMPLIANCE WITH LAWS. The Purchaser is not in breach of Applicable Laws to which it is subject or which apply to it;

          (d) INDEBTEDNESS BY DIRECTORS AND OFFICERS. No officer, director, employee or shareholder of the Purchaser is now indebted or under obligation to the Purchaser on any account whatsoever; and

          (e) INDEBTEDNESS TO DIRECTORS AND OFFICERS. The Purchaser is not indebted or under any obligation to any officer, director, employee or shareholder of the Purchaser on any account whatsoever.

4.4       EMPLOYEE REPRESENTATIONS

The Purchaser represents and warrants that the Purchaser has no employees.

4.5       GENERAL PURCHASER REPRESENTATIONS

The Purchaser represents and warrants that:

          (a) NO CONFLICT. The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under the constating documents of the Purchaser or any indenture, mortgage, deed of trust, agreement, license, lease, franchise, certificate, or other instrument to which the Purchaser is a party or is bound;

          (b) FULL DISCLOSURE. None of the Purchaser's representations, warranties or statements contained in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make any such representations, warranties or statements not misleading and all information relating to the Purchaser which is known or would, on reasonable enquiry, be known to the Purchaser and which may be material to a purchase for value of the Purchaser Shares has been disclosed in writing to the Vendors and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Vendors;

          (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendors in accordance with its terms.

4.6       CERTIFICATES

All certificates of the Purchaser delivered to the Vendors and their representatives pursuant to this Agreement, and the information contained in each, will be deemed to be part of the representations and warranties of the Purchaser contained in this Section 4.

5.        COVENANTS

5.1       VENDORS' COVENANTS

During the Interim Period, the Vendors will cause the Company and the Subsidiaries to carry on the Business in the ordinary and normal course in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on the date hereof. Without limiting the generality of the foregoing, the Vendors will cause the Company and the Subsidiaries to not, without the prior consent in writing of the Purchaser:

          (a) enter into any contract or assume or incur any liability relating to or in any way affecting the Business;

          (b) waive or surrender any material rights in connection with the Business;

          (c) make any capital expenditures or commitment therefor in connection with its business;

          (d) pay or declare any dividends, make any distributions, or redeem or repurchase any of the shares in the capital of the Company or any Subsidiary; or

          (e)  alter the constating documents of the Company or any Subsidiary;

and the Vendors will or will cause the Company and the Subsidiaries to:

          (f) use its best efforts to preserve and maintain the goodwill of the Business;

          (g) do all necessary repairs and maintenance to its assets and take reasonable care to protect and safeguard those assets; and

          (h) use their best efforts to cause the Other Shareholders to sell the Other Shareholders' Shares to the Purchaser and execute the agreement attached hereto as Schedule 5.1(h).

5.2       PURCHASER'S COVENANTS

During the Interim Period, the Purchaser will carry on its business in the ordinary and normal course in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on the date hereof. Without limiting the generality of the foregoing, during the Interim Period the Purchaser will not, without the prior consent in writing of the Vendors:

          (a) enter into any contract or assume or incur any liability relating to or in any way affecting its business;

          (b) waive or surrender any material right in connection with its business;

          (c) make any capital expenditures or commitment therefor in connection with its business;

          (d) issue shares in its capital or options or rights to purchase shares in its capital such that the total number of issued and outstanding shares in the capital of the Purchaser as at the Closing Date will exceed 16,500,000 shares on a fully diluted basis including the Purchaser Shares;

          (e) pay or declare any dividends, make any distributions, or redeem or repurchase any of the shares in the capital of the Purchaser; or

          (f)  alter the constating documents of the Purchaser;

and the Purchaser will use its best efforts to preserve and maintain the goodwill of its business.

5.3       ACCESS FOR DUE DILIGENCE

During the Interim Period, the Purchasers will, and the Vendors will cause the Company and the Subsidiaries to, at all reasonable times prior to the Closing Date to permit representatives of all parties full access to the books and records of the Purchaser, the Company and the Subsidiaries including all contracts and agreements, minute books and share registers and to give the parties and their representatives such copies and information with respect thereto as may be reasonably required and to permit the parties to make such audit of the books of account of the Company, the Subsidiaries and the Purchaser as any individual party may see fit. The Purchaser will, and the Vendors will cause the Company and the Subsidiaries to, cause its senior officers to discuss and answer fully any and all questions relating to the business and affairs of the Company, the Subsidiaries or the Purchaser. The provisions of this Section
5.3 are without prejudice to the warranties and representations of the Vendors and the Purchaser set forth in Sections 3 and 4 of this Agreement and the conditions set forth in Section 6 of this Agreement.

5.4       NOTICE OF UNTRUE REPRESENTATION OR WARRANTY

The Vendors will promptly notify the Purchaser, and the Purchaser will promptly notify the Vendors, if any representation made by it in this Agreement or any Ancillary Agreement become untrue or incorrect during the Interim Period and such notice will set out particulars of the untrue or incorrect representation and details of any actions being taken to rectify that state of affairs.

5.5       TRANSFER OF SHARES

The Vendors will take all necessary corporate steps and corporate proceedings to permit good and marketable title to the Vendors' Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens. The Purchaser will take all necessary corporate steps and corporate proceedings to permit good and marketable title to the Purchaser Shares to be duly and validly issued to the Vendors at the Closing as fully paid and non-assessable shares in the capital of the Purchaser, free of all Liens other than those restrictions on transfer set forth under Rule 144 of the Rules and Regulations of the SEC or such other Applicable Laws.

5.6       CONFIDENTIALITY

If for any reason the transaction herein provided for is not consummated, the Purchaser will not and will not permit its representatives to:

          (a) directly or indirectly, use for their own purposes any information, trade secrets or confidential data relating to the Company, the Subsidiaries or the Business (including the customers of the Business, its operations or the methods of conducting the Business) discovered or acquired by the Purchaser or its authorized representatives as a result of the Vendors making available to the Purchaser or its authorized representatives any of the information and materials in connection with the transaction contemplated under this Agreement;

          (b) disclose, divulge or communicate, orally, in writing or otherwise, any such information, trade secrets or confidential data to any other Person;

and upon request by the Vendors, the Purchaser will forthwith return to the Company or destroy all materials or documents containing any such information, trade secrets or confidential data.

5.7       VENDORS' ACKNOWLEDGEMENT RESPECTING PURCHASER SHARES

Each of the Vendors hereby acknowledge and agree that the Purchaser Shares to be issued to them pursuant to the terms of this Agreement have not been and will not be registered under the Securities Act will be subject to Rule 144 of the Rules and Regulations of the SEC ("Rule 144") and that the certificates representing such Purchaser Shares will bear the following legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Such shares have been acquired for investment and may not be publicly offered or sold in absence of: (1) effective registration statement for such shares under the Act; (2) opinions of counsel to the Company prior to any proposed transfer to the effect that registration is not required under the Act; or
               (3) a letter presented to the Company, prior to any proposed transfer, from the staff of the Securities and Exchange Commission, to the effect that it will not take any enforcement action if the proposed transfer is made without registration under the Act."

Each of the Vendors further acknowledge that:

          (a) the Purchaser Shares to be acquired by him/her pursuant to this Agreement will be acquired for his/her own account, for investment only and not with a view to, or an intention of ,distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Purchaser Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

          (b) he/she has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable him or her to understand and evaluate the risks and benefits of his or her investment in the Purchaser Shares;

          (c) he/she has no need for liquidity in his or her investment in the Purchaser Shares and is able to bear the economic risk of his or her investment in the Purchaser Shares for an indefinite period of time and understands the Purchaser Shares have not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Purchaser Shares in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available;

          (d) he/she understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Vendors) depends on satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts;

          (e) he/she has been represented by counsel and/or advisors in connection with the execution and delivery of this Agreement and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchaser Shares and has had full access to or been provided with all such other information concerning the Purchaser as he or she has requested; and

          (f) he/she acknowledges that resale of the Purchaser Shares will be subject to restrictions under applicable British Columbia securities legislation. The Purchaser Shares may be resold in British Columbia only pursuant to an exemption from the prospectus and registration requirements of British Columbia securities legislation, pursuant to an exemption order granted by the British Columbia Securities Commission or after the expiry of a hold period following the date on which the Purchaser becomes a reporting issuer under British Columbia securities legislation. It is not anticipated that the transaction will be exempt from the prospectus and registration requirements and the Purchaser does not intend to file a prospectus or registration statement, seek an exemption order or become a reporting issuer in British Columbia. In addition, the Vendors, when reselling the Purchaser Shares, may have reporting and other obligations under Applicable Laws. Accordingly, the Vendors are advised to seek legal advice with respect to such restrictions.

5.8       BUSINESS MATTERS

On or immediately after the Closing Date and to the extent that Applicable Laws permit, the Vendors and the Purchaser will take such reasonable actions as may be required to cause the composition of the board of directors of the Purchaser to be comprised of five (5) directors three (3) of whom will be the nominees of the Vendors.

5.9       FILING OF REGISTRATION STATEMENT

The parties will use their reasonable best efforts to cause the Purchaser to prepare and file with the SEC an appropriate registration statement registering the Purchaser Shares within 180 days after the Closing Date.

6.        CONDITIONS OF CLOSING

6.1       PURCHASER'S CONDITIONS OF CLOSING

The Purchaser's obligation to carry out the terms of this Agreement and to complete the purchase referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by the Purchaser at its election, that:

          (a) the Purchaser will have completed its due diligence of the Company the result of which is satisfactory to the Purchaser acting reasonably;

          (b) the representations and warranties of the Vendors contained in this Agreement or in any certificate or other document delivered to the Purchaser pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

          (c) all the obligations of the Vendors under this Agreement and the Ancillary Agreements to be performed at or before the Closing will have been so performed;

          (d) at the Closing Date, there will have been no material adverse change in the affairs, assets, liabilities, financial condition or business (financial or otherwise) of the Company since the date hereof;

          (e) shareholders of the Company holding not less than ninety percent (90%) of the Shares have agreed to sell their Shares to the Purchaser and those Other Shareholder selling their Shares have duly executed the form of the agreement attached hereto as
               Schedule 5.1(h) at or before the Closing;

          (f) no action or proceeding by law or in equity will be pending or threatened by any Person to enjoin or prohibit:

               (1) the purchase and sale of the Vendors' Shares contemplated hereby or the right of the Purchaser to own the Vendors' Shares; or

               (2) the right of the Company or any Subsidiary to conduct its operations and carry on its business in the normal course as its business and its operations have been carried on in the past;

          (g) any consents or approvals to this transaction from any Person will have been obtained on or before the Closing Date; and

          (h) the Purchaser will have filed an information statement pursuant to Rule 14C of the Securities Exchange Act (United States) and that a period of twenty (20) days has passed from the date of the filing.

6.2       VENDORS' CONDITIONS OF CLOSING

The obligation of the Vendors to carry out the terms of this Agreement and to complete the sale referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by the Vendors at their election, that:

          (a) the Vendors will have completed their due diligence of the Purchaser the result of which is satisfactory to each Vendor acting reasonably;

          (b) as at the Closing Date, no more than 16,500,000 shares, including the Purchaser Shares, in the capital of the Purchaser will be issued and outstanding on a fully diluted basis;

          (c) the representations and warranties of the Purchaser contained in this Agreement or in any certificate or other document delivered to the Vendors pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

          (d) all the obligations of the Purchaser under this Agreement and the Ancillary Agreements to be performed at or before the Closing will have been so performed;

          (e) at the Closing Date, there will have been no material adverse change in the affairs, assets, liabilities, financial condition or business (financial or otherwise) of the Purchaser since the date hereof; and

          (f) no action or proceeding by law or in equity will be pending or threatened by any Person to enjoin or prohibit:

               (1) the issuance of the Purchaser Shares contemplated hereby or the right of the Vendors to own the Purchaser Shares; or

          (g) the right of the Purchaser to conduct its operations and carry on its business in the normal course as its business and its operations have been carried on in the past.

7.        CLOSING

7.1       CLOSING DATE

The closing date is, and the Closing of the purchase and sale contemplated by this Agreement will take place at 10:00 a.m. on January 31, 2001 (the "CLOSING DATE") at the offices of Messrs. Koffman Kalef, 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, or such earlier or later date or other place as the parties hereto may agree in writing.

7.2       CLOSING DOCUMENTS

At the Closing, the Vendors will tender and cause and procure to be tendered such documents, agreements or certificates as the Purchaser may reasonably require pursuant to and which are consistent with the terms of this Agreement and the Purchaser will tender and cause and procure to be tendered such documents, agreements or certificates as each Vendor may reasonably require pursuant to and which are consistent with the terms of this Agreement.

7.3       WAIVER

The conditions set forth in Section 6.1 of this Agreement are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part at or prior to the Closing and the conditions set forth in Section
6.2 of this Agreement are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing in whole or in part at or prior to the Closing.

8.        INDEMNIFICATION

8.1       VENDORS' INDEMNIFICATION

The Vendors will indemnify and save harmless the Purchaser from and against any and all losses, claims, damages (including interest, penalties, fines and monetary sanctions) liabilities and costs ("DAMAGES") incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of the Vendors contained or referred to in this Agreement or in any Ancillary Agreement.

8.2       PURCHASER'S INDEMNIFICATION

The Purchaser will indemnify and save harmless each of the Vendors from and against any and all Damages incurred or suffered by the Vendors by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of the Purchaser contained or referred to in this Agreement or in any Ancillary Agreement.

8.3       COSTS

For the purposes of this Section 8, "costs" includes lawyers' (on a solicitor and his own client basis), accountants' fees and expenses, court costs, costs of investigation and all other out-of-pocket expenses.

9.        GENERAL

9.1       TERMINATION WITHOUT NOTICE

This Agreement will terminate without any requirement for notice or action by any of the parties if the Closing has not taken place by February 15, 2001.

9.2       SURVIVAL OF REPRESENTATIONS

The representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the closing of the transactions contemplated herein and remain in full force and effect notwithstanding any waiver by the Purchaser or the Vendors unless such waiver was made after notice in writing by the notifying party to all other parties to this Agreement setting forth the breach.

9.3       PUBLIC ANNOUNCEMENTS AND POST CLOSING CONFIDENTIALITY

The parties will consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated herein and neither the Vendors nor the Purchaser will issue any press release or make any public announcement without the prior consent of the other except to the extent required by law.

9.4       ASSIGNMENT

No party will assign this Agreement, or any part of this Agreement, without the consent of the other party, which consent may be unreasonably withheld or delayed. Any purported assignment without the required consent is not binding or enforceable against any party.

9.5       ENUREMENT

This Agreement enures to the benefit of and binds the parties and their respective successors, heirs, executors, administrators, personal and legal representatives and permitted assigns.

9.6       NOTICES

Each notice to a party required by this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following party:

          (a)  if to the Vendors:

                          At the address and number set forth in Schedule A.

          (b)  if to the Company:

               Name:      CobraTech Industries Inc.
               Address:   1116 - 925 West Georgia Street,
                          Vancouver, B.C. V6C 3L2

               Attention: Stephen Koltai
               Fax No.:   (604) 646-6658

          (c)  if to the Purchaser:

               Name:      Unique Bagel Co., Inc.
               Address:   c/o Lanham & Associates
                          Glen Echo, Unit A
                          Dove Canyon, California,
                          USA 92679

               Attention: Randal Lanham, Esq.
               Fax No.:   (949) 858-6774

               or to any other address, fax number or individual that the party designates. Any notice:

          (d) if validly delivered, will be deemed to have been given when delivered;

          (e) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day, and

          (f) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

9.7       WAIVERS

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement except that any provision which does not give rights or benefits to particular parties may be waived in writing, signed only by those parties who have rights under, or hold the benefit of, the provision being waived if those parties promptly send a copy of the executed waiver to all other parties. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

9.8       FURTHER ASSURANCES

Before and after the Closing Date, each party will execute and deliver promptly at the other party's expense and request all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

9.9       COUNTERPARTS

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

9.10      DELIVERY BY FAX

Any party may deliver an executed copy of this Agreement by fax but that party will immediately dispatch by delivery in person to the other parties an originally executed copy of this Agreement.

9.11      AMENDMENTS

Except as permitted for certain waivers in Section 9.7, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

9.12      SUBMISSION TO JURISDICTION

Each of the parties irrevocably submits to the jurisdiction of the courts of British Columbia in any action, suit or proceeding and each party to this Agreement waives, and will not assert by way of motion, as a defence, or otherwise, in any action, suit or proceeding, any claim that:

          (a) that party is not subject to the jurisdiction of the courts of British Columbia;

          (b) the action, suit or proceeding is brought in an inconvenient forum;

          (c)  the venue of the action, suit or proceeding is improper; or

          (d) any subject matter of the action, suit or proceeding may not be enforced in or by the courts of British Columbia.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in an action, suit or proceeding, no party to this Agreement will seek any review with respect to the merits of any action, suit or proceeding, whether or not that party appears in or defends the action, suit or proceeding.

9.13      COSTS

The Purchaser will reimburse the Vendors and the Company all reasonable costs incurred by them in connection with this Agreement including legal, accounting and other professional fees.

9.14      ENTIRE AGREEMENT

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date and year first above written.

SIGNED, SEALED AND DELIVERED by                 )
John Anderson                                   )
in the presence of:                             )
                                                )
Name:                                           )
      ----------------------------------------  )
                                                )
                                                )
Address:                                        )
          ------------------------------------  )
                                                )    ---------------------------
                                                )    JOHN ANDERSON
                                                )
----------------------------------------------  )
                                                )
                                                )
                                                )
Occupation:                                     )
           -----------------------------------  )

SIGNED, SEALED AND DELIVERED by                 )
Bill Calsbeck                                   )
in the presence of:                             )
                                                )
Name:                                           )
      ----------------------------------------  )
                                                )
                                                )
Address:                                        )
          ------------------------------------  )
                                                )    ---------------------------
                                                )    BILL CALSBECK
                                                )
----------------------------------------------  )
                                                )
                                                )
Occupation:                                     )
           -----------------------------------  )

SIGNED, SEALED AND DELIVERED by                 )
Stephen Koltai                                  )
in the presence of:                             )
                                                )
Name:                                           )
      ----------------------------------------  )
                                                )
                                                )
Address:                                        )
          ------------------------------------  )
                                                )     --------------------------
                                                )     STEPHEN KOLTAI
                                                )
----------------------------------------------  )
                                                )
                                                )
Occupation:                                     )
           -----------------------------------  )


COBRATECH INDUSTRIES INC.


Per:
     ----------------------------------
         Authorized Signatory


UNIQUE BAGEL CO., INC.


Per:
     ----------------------------------
         Authorized Signatory